As filed with the Securities and Exchange Commission on August 2, 2024

Registration No. 333-270284

Registration No. 333-272618

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-270284

Form S-8 Registration Statement No. 333-272618

Under

The Securities Act of 1933

ProSomnus, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	88-2978216
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5675 Gibraltar Drive

Pleasanton, California 94588

(Address of principal executive offices, including zip code)

ProSomnus, Inc. 2022 Equity Incentive Plan

ProSomnus, Inc. 2023 Employee Stock Purchase Plan

(Full title of the plan)

Len Liptak

Chief Executive Officer

5675 Gibraltar Drive

Pleasanton, California 94588

(844) 537-5337

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Andrew Hoffman
Austin D. March
Wilson Sonsini Goodrich & Rosati, P.C.
One Market Plaza, Spear Tower, Suite 3300
San Francisco, CA 94105
Telephone: (415) 947-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments related to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by ProSomnus, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are being filed to deregister any and all shares of the Registrant’s Common Stock, par value $0.0001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•	Registration Statement on Form S-8 (No. 333-270284), which was filed with the SEC on March 3, 2023, pertaining to the registration of 2,411,283 shares of Common Stock reserved for issuance pursuant to the Registrant’s 2022 Equity Incentive Plan; and
•	Registration Statement on Form S-8 (No. 333-272618), which was filed with the SEC on June 13, 2023 pertaining to the registration of 500,000 shares of Common Stock reserved for issuance pursuant to the Registrant’s 2023 Employee Stock Purchase Plan.

As previously disclosed, on May 7, 2024, the Registrant and certain of its existing affiliates and subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The cases are being administered under the caption In re ProSomnus, Inc., et al. (Case No. 24-10972 (JTD)). Additionally, as previously disclosed, on July 30, 2024, the Bankruptcy Court entered an order confirming the Amended Joint Chapter 11 Plan of Reorganization of ProSomnus, Inc. and its Debtor Affiliates (including all exhibits and supplements thereto, the “Plan”). On August 5, 2024, the Plan will become effective pursuant to its terms. Pursuant to the Plan, upon its effectiveness, all outstanding shares of ProSomnus’s Common Stock and all outstanding Warrants to purchase Common Stock will be cancelled and extinguished.

As a result of the foregoing, and pursuant to the Plan, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statements, removes from registration, by means of post-effective amendment, any and all securities that had been registered for issuance but remain unsold under the Registration Statements as of August 2, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, California on this 2nd day of August, 2024.

PROSOMNUS, INC.

By:	/s/ Brian B. Dow
Name: Brian B. Dow
Title: Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.